Exhibit 99.1
NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852
MOTORCAR PARTS OF AMERICA RECEIVES NON-COMPLIANCE LETTER FROM NASDAQ
CONCERNING BOARD COMPOSITION
— Expects to Fill Vacancy and Regain Compliance in a Timely Manner —
     LOS ANGELES, CA – November 21, 2008 – Motorcar Parts of America, Inc. (NasdaqGM:MPAA) today announced it has been notified by the Nasdaq Stock Market, Inc. that the company is not presently in compliance with NASDAQ Marketplace Rules 4350(c)(1) and 4350(d)(2)(A) as a result of a vacancy caused by the recent resignation of Irv Siegel from its board of directors.
     The NASDAQ Marketplace Rules require that a majority of its board of directors be comprised of independent members and its audit committee be comprised of three independent members.
     The company received a NASDAQ Staff Deficiency Letter on November 20, 2008 indicating its current non-compliance with the requirements of NASDAQ Marketplace Rules 4350(c)(1) and 4350(d)(2)(A). The letter also indicated that NASDAQ will provide Motorcar Parts of America with the cure periods in accordance with NASDAQ Marketplace Rules 4350(c)(1) and 4350(d)(4)(B), respectively.
     Motorcar Parts of America is currently conducting a search for a new director who would meet the requirements of NASDAQ and be appointed to its board of directors and audit committee within the cure periods allowed under the NASDAQ Stock Market Rules.
     The company’s bylaws require that committees of its board of directors consist of at least three members. It intends to meet the requirements of the company’s bylaws by either appointing a new director to serve on the committees that Mr. Siegel previously served on or by appointing other current members of the board of directors to serve on such committees.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters for imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to
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Tribecca Plaza • 12233 West Olympic Boulevard Suite 258 • Los Angeles, California 90064
TELEPHONE 310.442.9852
FACSIMILE 310.442.9855

Motorcar Parts of America, Inc.
2-2-2
automotive retail outlets and the professional repair market throughout the United States and Canada. The company’s facilities are located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including its ability to fill the board vacancy in a timely manner. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC)in June 2008 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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